UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

WESBANCO, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT

TO

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

to be held on April 17, 2019

On March 13, 2019, Wesbanco, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”), which was distributed in connection with the Company’s Annual Meeting of Shareholders to be held on April 17, 2019 (the “Annual Meeting”).

The Company is providing this supplement (“Supplement”) solely to correct an inadvertent error in the Proxy Statement regarding the Nominating Committee of its Board of Directors on page 55 of the Proxy Statement under the heading “Nominating Committee”. In order to correct the error, the text below replaces, in its entirety, the description under the heading “Nominating Committee” on page 55 of the Proxy Statement:

“The Corporation has a standing Nominating Committee. Members of the Corporation’s Nominating Committee included Charlotte A. Zuschlag, Christopher V. Criss, Chairman, and Jay T. McCamic. Effective as of April 5, 2019, the members of the Corporation’s Nominating Committee consist of Lisa A. Knutson, Christopher V. Criss, Chairman, and Jay T. McCamic, all of whom qualify as independent under applicable NASDAQ listing rules. All of the Board’s independent directors separately approved and ratified the selection of the director nominees identified in this Proxy Statement. The Nominating Committee meets at least annually and when vacancies on the Corporation’s Board of Directors are to be filled and last met on February 21, 2019. The Committee met once in 2018.”

Important Information

This Supplement should be read in conjunction with the Company’s Proxy Statement filed with the SEC on March 13, 2019. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement controls. This Supplement does not change or update any of the other disclosures contained in the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.

The date of this Supplement is April 5, 2019.